UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)


SPDR DJ Wilshire International
(Name of Issuer)

Exchange-Traded Fund
(Title of Class of Securities)

78463X863
(CUSIP Number)

December 31, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[x] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).



13G
CUSIP No. 78463X863

1.
Names of Reporting Persons.
U.S. Bancorp
800 Nicollet Mall
Minneapolis, MN  55402-7020



2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [ ]


3.
SEC Use Only


4.
Citizenship or Place of Organization
Delaware, U.S.A.


Number of Shares Beneficially Owned by Each Reporting Person
With:
	5. Sole Voting Power: 4,734,3641
	6. Shared Voting Power: 592,409
	7. Sole Dispositive Power: 4,633,666
	8. Shared Dispositive Power: 754,516

9.
Aggregate Amount Beneficially Owned by Each Reporting Person
5,388,182


10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)


11.
Percent of Class Represented by Amount in Row (9)
8.28


12.
Type of Reporting Person (See Instructions)
HC



13G
CUSIP No. 78463X863

1.
Names of Reporting Persons.
U.S. Bank National Association


2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a) []
(b) []

3.
SEC Use Only

4.
Citizenship or Place of Organization
Minnesota, U.S.A.



Number of Shares Beneficially Owned by Each Reporting Person
With:
	5. Sole Voting Power: 4,732,537
	6. Shared Voting Power: 591,759
	7. Sole Dispositive Power: 4,631,862
	8. Shared Dispositive Power: 753,866

9.Aggregate Amount Beneficially Owned by Each Reporting Person
5,385,728
10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)
[]


11.
Percent of Class Represented by Amount in Row (9)
8.28

12.
Type of Reporting Person (See Instructions)
BK


13G
CUSIP No. 78463X863

1.
Names of Reporting Persons.
U.S. Bank Trust National Association SD


2.
Check the Appropriate Box if a Member of a Group (See Instructions)
(a) []
(b) []

3.
SEC Use Only

4.
Citizenship or Place of Organization
South Dakota, U.S.A.



Number of Shares Beneficially Owned by Each Reporting Person
With:
	5. Sole Voting Power: 1,804
	6. Shared Voting Power: 650
	7. Sole Dispositive Power: 1,804
	8. Shared Dispositive Power: 650

9.Aggregate Amount Beneficially Owned by Each Reporting Person
2,454
10.
Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)
[]


11.
Percent of Class Represented by Amount in Row (9)
0

12.
Type of Reporting Person (See Instructions)
BK


Item 1.
(a)
Name of Issuer
SPDR Index Shares Funds
(b)
Address of Issuer's Principal Executive Offices
One Lincoln Street
CPH0326
Boston, MA 02111


Item 2.
(a)
Name of Person Filing
U.S. Bancorp
U.S. Bank National Association
U.S. Bank Trust National Association SD

(b)
Address of Principal Business Office or, if none, Residence
U.S. Bancorp
800 Nicollet Mall
Minneapolis, MN  55402

U.S. Bank National Assocation
800 Nicollet Mall
Minneapolis, MN  55402

U.S. Bank Trust National Association SD
141 North Main Street
Sioux Falls, SD  57102

(c)
Citizenship
U.S. Bancorp:  Delaware
U.S. Bank National Association:  Minnesota
U.S. Bank Trust National Association:  South Dakota

(d)
Title of Class of Securities
Exchange-Traded Fund


(e)
CUSIP Number
78463X863

Item 3.
The person filing is a:
U.S. Bancorp:  Parent Holding Company
U.S. Bank National Association: Bank
U.S. Bank Trust National Association: Bank

Item 4.
Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)
Amount beneficially owned: 5,388,182
(b)
Percent of class:  8.28

(c)
Number of shares as to which the person has:
	(i) Sole power to vote or to direct the vote: 4,734,341
	(ii) Shared power to vote or to direct vote: 592,409
	(iii) Sole power to dispose or to direct the disposition of:
               4,633,666
	(iv) Shared power to dispose or to direct the disposition of:
		754,516

Item 5.
Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].



Item 6.
Ownership of More than Five Percent on Behalf of Another Person.

Accounts or persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. To our knowledge no such interest of any account or person relates to more than 5% of the class.


Item 7.
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
See Exhibit A

Item 8.
Identification and Classification of Members of the Group:
Not applicable


Item 9.
Notice of Dissolution of Group:
Not applicable


Item 10.
Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

01/17/12
Date

_________________________________
Signature

Satish Pattegar, Chief Compliance Officer - Trust
Name/Title